Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Circular of our audit report dated May 8, 2023, with respect to the balance sheet of Future of Housing Fund, Inc. as of March 31, 2023, and the related notes to the financial statement. Our report relating to this financial statement includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Offering Circular.

Spokane, Washington

May 8, 2023